EXHIBIT NO. 99.(j) 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 33-37972 on Form N-1A of our report dated December 18, 2014, relating to the financial statements and financial highlights of MFS Global Growth Fund appearing in the Annual Report on Form N-CSR of MFS Series Trust VIII for the year ended October 31, 2014, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Boston, Massachusetts

February 23, 2015